Exhibit 10.5

                       Sichenzia Ross Friedman Ference LLP
                  1065 AVENUE OF THE AMERICAS NEW YORK NY 10018
            TEL 212 930 9700 FAX 212 930 9725 EMAIL: INFO@SRFLLP.NET


                                                              July 17, 2002

Norstar Group, Inc.
Mr. Harry DiFrancesco
4101 Ravens Wood Rd. Suite 128
Ft. Lauderdale Florida 33312

         Re:      Retainer for Legal Representation

Dear DiFrancesco:

         This letter sets forth our understanding whereby Norstar Group, Inc., ("Norstar") has agreed to engage this firm to represent it with respect to general securities and regulatory matters and specifically the preparation of a Form S-8 (and resale prospectus) for approximately eight shareholders and corresponding consulting agreements. Such representation shall cover conferences, correspondence and telephone conversations with the SEC if required, corporate officers, shareholders and consultants, as well as review, preparation and drafting of the Form S-8 (hereinafter referred to as the "Matters"). This engagement does not, however, cover any work required in connection with other matters that in our sole discretion are not part of the Matters. You will be advised of the need for such additional work before it is commenced by us. Such additional work will be billed to you at our hourly rate or at a project rate to be agreed upon between us. In connection therewith, our understanding and agreement is as follows:

         1. We will undertake to advise you in connection with the Matters. For the services described above, we require an initial retainer of $2,500, payable upon execution and delivery of this retainer letter to us. In addition NorStar will deliver to Gregory Sichenzia (a partner of Sichenzia Ross Friedman Ference
LLP) 250,000 shares of Common Stock of NorStar Group, Inc. which will also be registered on the Form S-8 and delivered upon the filing of the Form S-8 without restriction to resale.

         2. Alternatively, we can bill you on an hourly basis. If you desire this method, we assign hourly rates for each member of our legal staff based upon years of experience, specialization and level of professional attainment. The rates per hour of those persons who are expected to work on your matters are $100.00 per hour for paralegals, $200.00 to $250.00 per hour for associates and $300.00-$350.00 for partners.

         3. The fees set forth above do not include out-of-pocket and incidental costs and expenses such as photocopying, filing fees, travel, long-distance telephone calls, computer research fees, messenger charges, court costs, facsimile charges and the like

         4. We will consult with officers of NorStar on all major decisions and will attempt to keep you fully informed of the status of the preparation of documents and responses to filings, if any, as well as our recommended strategies. You should feel free to call at any time if any employees of the company have any questions or wish to discuss any aspect of this matter.

         5. This Agreement shall be governed by the laws of the State of New York and venue for any action hereunder shall be in New York County, New York.

         If this arrangement meets with the Company's approval, please sign the enclosed copy of this letter and return it to us along with the retainer check in the amount of $2,500. Naturally, if you have any questions, please feel free to contact us at any time.

                                            Very truly yours,

                                            SICHENZIA ROSS FRIEDMAN FERENCE LLP


                                                            /s/Gregory Sichenzia
                                                                         Partner

Agreed and Accepted this
____ day of July, 2002

NorStar Group, Inc.